UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 18, 2014

CESCA THERAPEUTICS INC.
(Formerly Known As ThermoGenesis Corp.)
(Exact name of registrant as specified in its charter)

Delaware	000-16375	94-3018487
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 Citrus Road
Rancho Cordova, California  95742
(Address and telephone number of principal executive offices) (Zip Code)

(916) 858-5100
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE

On February 19, 2014, Cesca Therapeutics Inc. (formally known as ThermoGenesis Corp.) (the “Company”) announced that the acquisition of TotipotentRX by merger has been completed pursuant to the terms of the previously announced Agreement and Plan of Merger and Reorganization, dated as of July 15, 2013 (the “Merger Agreement”), by and among the Company, TotipotentRX Corporation (“TotipotentRX”), Mitchel Sivilotti, and Kenneth Harris.

Item 2.01 Completion of Acquisition or Disposition of Assets

On February 18, 2014, the Company consummated the merger with TotipotentRX, a privately held biomedical technology company specializing in human clinical trials in the field of regenerative medicine and the exclusive provider of cell-based therapies to the Fortis Healthcare System.  The consummation of the merger was subject to a number of conditions including approval by the Company’s stockholders which was approved at the Company’s Special Meeting of Stockholders held on February 13, 2014.

Pursuant to the Merger Agreement, TotipotentRX shareholders were issued in the aggregate 12,490,841 shares of the Company’s common stock in exchange for all the TotipotentRX common stock outstanding and the Company assumed warrants of TotipotentRX representing the right to purchase approximately 61,000 shares of the Company’s common stock.  All outstanding stock options to purchase shares of the TotipotentRX common stock were exercised or cancelled.

Further, as part of the Merger Agreement, the Company changed its name to Cesca Therapeutics Inc.  The Company will continue to be listed on the Nasdaq Capital Market under the ticker symbol “KOOL”.

The foregoing description of the Merger Agreement and the transactions related thereto is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on July 16, 2013, and incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities

As of the closing date, TotipotentRX owed Kenneth Harris and Mitchel Sivilotti (collectively “Principal Stockholders”) the principal amount and interest in the aggregate amount of $337,000 for funds advanced to TotiPotentRX.  As of the closing and as part of the Merger Agreement, the Company assumed the TotipotentRX debt and interest accrued thereon due to the Principal Stockholders and paid off such debt by paying the Principal Stockholders in the aggregate (a) $150,000 cash and (b) 82,713 shares of the Company’s common stock based on the average VWAP for the ten trading day period ending as of February 18, 2014.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the Merger Agreement, Kenneth Harris, TotipotentRX’s former Chief Executive Officer, and Mitchel Sivilotti were appointed as the President and Chief Biologist, respectively.

Further, pursuant to the Merger Agreement, the TotipotentRX’s shareholders have the right to appoint two directors to the Company’s Board of Directors.  Effective, February 18, 2014, Mr. Kenneth Harris was appointed to the Company’s Board of Directors, and it is anticipated that another person will be appointed in the near future.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Upon the closing of the Merger, the certificate of incorporation of the Company was amended to change the name of Company from ThermoGenesis Corp. to Cesca Therapeutics Inc.  The Certificate of Merger is attached hereto as Exhibit 3.4 and is incorporated herein by reference.

Item 5.07 Submission of Matters to a vote of Security Holders.

Voting Results of Special Meeting of Stockholders

As previously reported in the ThermoGenesis Corp. Form 10-Q, Item 5, filed on February 14, 2014, we held a special meeting of stockholders on February 13, 2014, (the “Special Meeting”).  The results of the Special Meeting, based on the presence in person or by proxy of holders of 11,303,241, shares of the Company’s common stock entitled to vote are described below.

Proposal 1: To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization dated July 15, 2013, by and among ThermoGenesis Corp., TotipotentRX Corporation, Kenneth Harris and Mitchel Sivilotti, and related transactions therein, pursuant to which among other things ThermoGenesis will issue shares of common stock to the shareholders of TotipotentRX Corporation and TotipotentRX Corporation will merge with and into ThermoGenesis, with ThermoGenesis surviving the merger and changing its name to Cesca Therapeutics Corp. The proposal was approved as follows:

For	Against	Abstain
8,852,015	2,413,090	38,136

Item 9.01 Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

The Company will amend this Form 8-K to provide the financial information required by this Item within the prescribed time period.

(d) Exhibits.

Exhibit No.	Exhibit Description

3.4	Certificate of Merger

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERMOGENESIS CORP.,
a Delaware Corporation

Dated: February 19, 2014	/s/ Dan T. Bessey
Dan T. Bessey, Chief Financial Officer